Exhibit 10.4

FORM OF

TAX RECEIVABLE AGREEMENT

between

INFINITY NATURAL RESOURCES, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [•]

ANNEXES AND EXHIBITS

Annex A	—	TRA Parties
Exhibit A	—	Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [•], and is between Infinity Natural Resources, Inc., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), and each of the TRA Parties that are from time to time a party hereto.

RECITALS

WHEREAS, the TRA Parties directly hold equity interests (the “Units”) in Infinity Natural Resources, LLC, a Delaware limited liability company (“OpCo”);

WHEREAS, OpCo is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common stock (the “Class A Shares”) of the Corporate Taxpayer or cash consideration, in accordance with and subject to the provisions of the LLC Agreement (each, an “Exchange”);

WHEREAS, as a result any such Exchanges, the Corporate Taxpayer may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Covered Tax Assets; and

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporate Taxpayer may be affected by the Covered Tax Assets, and the parties to this Agreement desire to make certain arrangements with respect to the effects of the Covered Tax Assets.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo and its Subsidiaries, but in the case of this clause (b) only with respect to U.S. federal, state and local income Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer; provided that the actual liability for Taxes described in clauses (a) and (b) shall be calculated by assuming (i) that any Subsequently Acquired TRA Attributes do not exist, (ii) solely for purposes of calculating the state and local Actual Tax Liability of the Corporate Taxpayer, that the applicable tax rate is the Assumed State and Local Tax Rate, and (iii) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Actual Tax Liability, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income tax purposes.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (a) the Corporate Taxpayer’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which the Corporate Taxpayer or OpCo (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporate Taxpayer, OpCo or their applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year; provided that, solely in respect of the Corporate Taxpayer, to the extent, for any Taxable Year, that state and local income and franchise Taxes are deductible for U.S. federal income tax purposes by the Corporate Taxpayer (including any member thereof) for U.S. federal income tax purposes, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the Assumed State and Local Tax Rate without regard to this proviso).

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of, or the Corporate Taxpayer’s share of the tax basis of, a Reference Asset (a) under Sections 732, 734(b) and 1012 of the Code and any comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or (b) under Sections 734(b), 743(b) and 754 of the Code and any comparable sections of U.S. state and local tax law (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units (i) shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred and (ii) shall not include the portion of any Tax Benefit Payment representing Imputed Interest.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required by applicable law to be closed in New York, New York.

“Change of Control” means the occurrence of any of the following events or series of events after the IPO Date: (a) any Person (other than a Permitted Investor) or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (i) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (ii) a group of Persons in which one or more Permitted Investors or Affiliates of Permitted Investors directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); (c) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (d) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Covered Person” is defined in Section 7.15 of this Agreement.

“Covered Tax Assets” means, with respect to a TRA Party, (a) Basis Adjustments and (b) Imputed Interest. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (a) and (b).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of the Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer up to and including such Taxable Year, net of the cumulative amount of the Realized Tax Detriments for the same period. The Realized Tax Benefit and the Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate of SOFR plus 150 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal, state and local income Taxes of (a) the Corporate Taxpayer and (b) without duplication, OpCo and its Subsidiaries, but in the case of this clause (b) only with respect to U.S. federal, state and local income Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer, in each case, using the same methods, elections, conventions, and practices used on the relevant Corporate Taxpayer Return, but calculated (i) without taking into account the Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any tax item attributable to the Covered Tax Assets) and (ii) by assuming (A) that any Subsequently Acquired TRA Attributes do not exist, (B) solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Taxpayer, that the applicable tax rate is the Assumed State and Local Tax Rate, and (C) solely for purposes of calculating the Corporate Taxpayer’s U.S. federal Hypothetical Tax Liability, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income tax purposes.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Requirement” has the meaning set forth in Section 7.6(a) of this Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Management Representative” means Zachary Arnold or any other person later designated by the Company.

“Market Value” means, with respect to the Class A Shares as of the applicable Exchange Date, the last sale price per Class A Share, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per Class A Share, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Class A Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Shares are listed or admitted to trading or, if the Class A Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Shares selected by the Board or, in the event that no trading price is available for the Class A Shares, the fair market value of a Class A Share, as determined in good faith by the Board (which determination shall only be made by the non-interested directors). Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“NGP Representative” means Brian Seline or any other person later designated by NGP XI US Holdings, L.P.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“OpCo” is defined in the Recitals of this Agreement.

“Pearl Representative” means David Levinson or any other person later designated by Pearl Energy Investments L.P.

“Permitted Investors” means, individually or collectively, (a) Pearl Energy Investments, L.P., (b) NGP XI US Holdings, L.P., (c) any Affiliates and any investment funds, co-investment vehicles and/or other similar vehicles or accounts, in each case advised or managed by any of the foregoing, or any of their respective successors, (d) Zachary Arnold and (e) David Sproule.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member) or distribution in respect of one or more Units (a) that occurs prior to an Exchange of such Units, and (b) to which Section 734(b) or 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Reference Asset” means any tangible or intangible asset that is held by OpCo or any of its successors or assigns (other than equity interests in Subsidiaries that are treated as corporations for U.S. federal income tax purposes), and any asset held by any entities in which OpCo owns a direct or indirect equity interest that are treated as a partnership or disregarded entity (but only to the extent such entities are held through other entities that are treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Relative Interest” means, with respect to each TRA Party, a percentage equal to (a) the number of Units in OpCo held by such TRA Party immediately prior to the IPO divided by (b) the total number of Units in OpCo held by all TRA Parties immediately prior to the IPO.

“ROFR Acceptance Notice” is defined in Section 7.6(b) of this Agreement.

“ROFR Offer Notice” is defined in Section 7.6(b) of this Agreement.

“ROFR Offer Period” is defined in Section 7.6(b) of this Agreement.

“ROFR Offer Price” is defined in Section 7.6(b) of this Agreement.

“ROFR Selling Party” is defined in Section 7.6(b) of this Agreement.

“ROFR Solicitation Period” is defined in Section 7.6(b) of this Agreement.

“ROFR Transfer” is defined in Section 7.6(b) of this Agreement.

“ROFR Right” is defined in Section 7.6(b) of this Agreement.

“Schedule” means any of the following: (a) an Attribute Schedule; (b) a Tax Benefit Schedule; or (c) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or any successor administrator of such rate).

“Subsequently Acquired TRA Attributes” means, except as otherwise determined by the Board (with the approval of the TRA Party Representatives representing more than 50% of the Relative Interests of the TRA Parties), any net operating losses, tax basis or other tax attributes to which any of the Corporate Taxpayer, OpCo or any entity in which they hold a direct or indirect equity interest become entitled as a result of a transaction (other than any Exchanges undertaken by an TRA Party) after the IPO Date, to the extent such net operating losses, tax basis and other tax attributes are subject to a tax receivable agreement (or comparable agreement) entered into after the date hereof by the Corporate Taxpayer or any of its Controlled Affiliates pursuant to which the Corporate Taxpayer (including any member thereof) is obligated to pay over amounts with respect to tax benefits resulting from such net operating losses, tax basis or other tax attributes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable sections of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including alternative minimum taxes and any franchise taxes imposed in lieu of an income tax), and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Third-Party Buyer” is defined in Section 7.6(b) of this Agreement.

“TRA Parties” means the Persons listed on Annex A.

“TRA Party Representatives” means the Management Representative, the NGP Representative and the Pearl Representative, taken together, and each such Person is a “TRA Party Representative” for all purposes under this Agreement.

“TRA Right” is defined in Section 7.6(b) of this Agreement.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by clause (d) below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available; (b) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law; (c) the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date; (d) any net operating loss, disallowed interest expense, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) that constitute or that were generated by any Covered Tax Asset and available as of the Early Termination Date will be used by the Corporate Taxpayer ratably over a period beginning on the Early Termination Date and ending on the earlier of (i) fifteen years following the Early Termination Date or (ii) the scheduled expiration date, if any, under applicable Tax law of such net operating losses, disallowed interest expense, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks); provided that if the Corporate Taxpayer is prevented from fully using any net operating loss, disallowed interest expense, or credit carryover pursuant to Section 382 or Section 383 of the Code, the amount used for purposes of this provision shall not exceed the amount that would otherwise be utilized under Section 382 or Section 383 of the Code and the fifteen year period described clause (d)(i) shall be proportionately increased to reflect such limit; (e) any non-amortizable and non-depletable Reference Assets will be disposed of in a fully taxable transaction on the fifteenth anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control that includes a taxable sale of such Reference Asset (or the sale of all of the equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such Reference Asset), such non-amortizable and non-depletable Reference Asset shall be deemed disposed of at the time of the direct or indirect sale of the relevant Reference Asset in such Change of Control (if earlier than such fifteenth anniversary) for the applicable purchase price; (f) if, on the Early Termination

Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such TRA Party if such Units had been Exchanged on the Early Termination Date, and such TRA Party shall be deemed to receive the amount of cash such TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; (g) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions; and (h) for purposes of calculating depletion deductions and resulting reductions in adjusted tax basis with respect to depletable properties held by OpCo and its Subsidiaries that are treated as disregarded entities or partnerships for U.S. federal tax purposes, (i) the remaining recoverable reserves with respect to each such property are equal to the recoverable reserves estimated in the most recent reserve report relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of recoverable reserves with respect to such property which is reflected in the financial records of OpCo) and (ii) OpCo (or such Subsidiaries) will recover the remaining recoverable reserves with respect to each such depletable property within the time estimated and at the rate reflected in the most recent reserve reports relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of the rate of recovery of recoverable reserves with respect to such property which is reflected in the financial records of OpCo).

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to “dollars” or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Within ninety (90) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to the TRA Party Representatives a schedule (the “Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, the Covered Tax Assets that are available for use by the Corporate Taxpayer with respect to such Taxable Year with respect to each TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable, depreciable or depletable) and the portion of the Covered Tax Assets that are available for use by the Corporate Taxpayer in future Taxable Years with respect to each TRA Party that has effected an Exchange. The Attribute Schedule shall also list any limitations on the ability of the Corporate Taxpayer to utilize any Covered Tax Assets under applicable law (including as a result of the operation of Section 382 of the Code or Section 383 of the Code). All costs and expenses incurred in connection with the provision and preparation of the Attribute Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by OpCo.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment in respect of a TRA Party, the Corporate Taxpayer shall provide to each applicable TRA Party Representative, which shall correspond with the applicable TRA Party Representative shown next to such TRA Party on Annex A, a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit or a Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Covered Tax Asset and another portion that is not, such portions shall be considered to be used in accordance with a “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to such TRA Party Representative supporting schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow such TRA Party Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the applicable TRA Party Representative(s) received the applicable Schedule or amendment thereto under Section 7.1 unless any relevant TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. The Corporate Taxpayer and the relevant TRA Party Representatives shall attempt to resolve the issues raised in the Objection Notice in good faith, and if the Corporate Taxpayer and the relevant TRA Party Representatives are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representatives shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the relevant TRA Party Representatives, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the relevant TRA Party Representatives within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within thirty (30) calendar days after a Tax Benefit Schedule delivered to the applicable TRA Party Representative becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay or cause to be paid each TRA Party the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such relevant TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (i) no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, U.S. federal estimated income tax payments, and (ii) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that is derived from a Covered Tax Asset with respect to Units that were Exchanged by such TRA Party. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a)

(excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer from the reduction in actual Tax liability as a result of the Covered Tax Assets is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been paid to each TRA Party under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation; provided that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Covered Tax Assets described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Covered Tax Assets (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporate Taxpayer to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporate Taxpayer and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the full payment of the Early Termination Payment to all TRA Parties as set forth in Section 4.3(a); provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon full payment of the Early Termination Payment by the Corporate Taxpayer to all TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this Agreement. If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (ii) (A) shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Party Representatives shall be entitled to elect jointly (upon the agreement of the TRA Party Representatives representing more than 50% of the Relative Interests of the TRA Parties) on behalf of all TRA Parties for such TRA Parties to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms under this Agreement. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment despite using commercially reasonable efforts to obtain funds to make such payment; provided that (i) the interest provisions of Section 5.2 shall apply to such late payment and (ii) solely with respect to a Tax Benefit Payment, if the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreements to which OpCo or any of its Subsidiaries is a party, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate.

(c) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.1(c).

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to the TRA Party Representatives notice of such intention to exercise such right (“Early Termination Notice”). In addition, if the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, the Corporate Taxpayer shall deliver to the TRA Party Representatives a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a).

Section 4.3 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1(a), within five (5) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) The “Early Termination Payment” in respect of a TRA Party shall equal, without duplication, (i) the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the Early

Termination Notice, plus (iii) any Tax Benefit Payment not yet due and payable with respect to such TRA Party for a Taxable Year ending prior to the date of the Early Termination Notice, plus (iv) any interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice). For the avoidance of doubt, no TRA Party shall be required to return any portion of any previously received Early Termination Payment in the event of a later determination occurring after the date on which such Early Termination Payment was made.

ARTICLE V SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Payments under any tax receivable agreement (or similar agreement) entered into by the Corporate Taxpayer, OpCo or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as the Corporate Taxpayer has any unpaid obligation pursuant this Agreement.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein and the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representatives of, and keep the TRA Party Representatives reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representatives reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit, which information and other input the Corporate Taxpayer and OpCo, as applicable, shall consider in good faith.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the Corporate Taxpayer, OpCo and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other parties and their respective representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred by such TRA Party pursuant to this Section 6.3 at the request of the Corporate Taxpayer or OpCo.

ARTICLE VII MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by fax or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Infinity Natural Resources, Inc.

2605 Cranberry Square

Morgantown, WV 26508

Attention: Zack Arnold, President & Chief Executive Officer

Phone: (304) 212-2350

Email: zarnold@infinitynr.com;

 legal@infinitynr.com

With a required copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C. and Michael W. Rigdon, P.C.

Email: matt.pacey@kirkland.com

 michael.rigdon@kirkland.com

If to the Pearl Representative:

Pearl Energy Investments L.P.

2100 McKinney Ave., Suite 1675

Dallas, TX 75201

Attention: David Levinson

Email: dlevinson@pearl-energy.com

With a required copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C. and Michael W. Rigdon, P.C.

Email: matt.pacey@kirkland.com

 michael.rigdon@kirkland.com

If to the NGP Representative:

Natural Gas Partners

2850 N. Harwood Street, 19th Floor

Dallas, TX 75201

Attention: Brian Seline

Email: bseline@ngpenergy.com

If to the Management Representative:

Zack Arnold

2605 Cranberry Square

Morgantown, WV 26508

Phone: (304) 212-2350

Email: zarnold@infinitynr.com

With a required copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C. and Michael W. Rigdon, P.C.

Email: matt.pacey@kirkland.com

 michael.rigdon@kirkland.com

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; ROFR; Amendments; Waivers.

(a) No TRA Party may assign, sell, pledge or otherwise alienate or transfer any of its rights under this Agreement to any Person. Notwithstanding the foregoing, (i) if any TRA Party desires to sell, exchange, distribute or otherwise transfer Units to any Person (other than the Corporate Taxpayer or the OpCo) in accordance with the terms of the LLC Agreement, such TRA Party shall comply in all respects with the provisions set forth in Section 7.6(b) below in respect of the transfer of its rights under this Agreement with respect to such transferred Units, and (ii) once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons; provided, in each case, that such Person has satisfied the Joinder Requirement; provided, further, in the case of clause (i), if a TRA Party transfers Units to its Affiliate in accordance with the terms of the LLC Agreement, such TRA Party is not required to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units and, in such case, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. For purposes of this Agreement, the “Joinder Requirement” shall mean that such Person has executed and delivered a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement and become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) If any TRA Party (the “ROFR Selling Party”) desires to sell, exchange, distribute or otherwise transfer Units to any Person other than the Corporate Taxpayer, the OpCo or such TRA Party’s Affiliate in accordance with the terms of the LLC Agreement (such Person, the “Third-Party Buyer” and such sale, exchange distribution or transfer, a “ROFR Transfer”), then the Corporate Taxpayer shall have a right of first refusal (a “ROFR Right”) with respect to such TRA Party’s rights under this Agreement, including the right to receive the Tax Benefit Payments, in respect of such Units (collectively, the “TRA Rights”) in accordance with this Section 7.6(b). The ROFR Selling Party shall deliver written notice of its desire to effect such ROFR Transfer (the “ROFR Offer Notice”), which ROFR Offer Notice shall include the proposed material terms thereof, including the purchase price payable for the TRA Rights (the “ROFR Offer Price”). The delivery of the ROFR Offer Notice shall constitute an irrevocable commitment by the ROFR Selling Party to sell the TRA Rights to the Corporate Taxpayer for the applicable ROFR Offer Price in accordance with the ROFR Offer Notice. Following receipt of the ROFR Offer Notice, the Corporate Taxpayer shall have a period of up to 20 days (the “ROFR Offer Period”) to elect to purchase, in cash, the TRA Rights at the ROFR Offer Price and on the same terms and conditions set forth in the ROFR Offer Notice, by delivery of a written notice of such election to the ROFR Selling Party (the “ROFR Acceptance Notice”) within the ROFR Offer Period. If the Corporate Taxpayer does not elect to purchase the TRA Rights within the ROFR Offer Period, then the ROFR Selling Party need not sell the TRA Rights to the Corporate Taxpayer, and for a period of 60 days following the end of the ROFR Offer Period (the “ROFR Solicitation Period”), the ROFR Selling Party may sell the TRA Rights to the applicable Third-Party Buyer for the applicable ROFR Offer Price and otherwise in accordance with the terms of the ROFR Offer Notice. If the TRA Rights are not sold within the ROFR Solicitation Period or to the Corporate Taxpayer, the ROFR Selling Party may not sell the TRA Rights without again complying in full with the provisions of this Section 7.6(b).

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent

Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Disputes. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement which is not governed by Section 7.8 and cannot be settled amicably (each, a “Dispute”) shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any Dispute and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH DISPUTE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 7.1 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 7.8 Reconciliation. In the event that the Corporate Taxpayer and any TRA Party Representatives are unable to resolve a disagreement with respect to a Schedule (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner, principal or senior employee in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such TRA Party Representative(s) agree otherwise, the Expert shall not, and the firm that employs the

Expert shall not, have any material relationship with the Corporate Taxpayer or such TRA Party Representative(s) or other actual or potential conflict of interest. If the Corporate Taxpayer and such TRA Party Representative(s) are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve any matter relating to a Schedule or an amendment thereto within (15) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and such TRA Party Representative(s) shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative(s) for any reasonable out-of-pocket costs and expenses in such proceeding, or (b) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative(s) shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.9 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. The Corporate Taxpayer will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.

Section 7.10 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member thereof) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) other than a member of a group described in Section 7.10(a) (or if any entity that holds Reference Assets transfers any Reference Asset to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) other than a member of a group described in Section 7.10(a)), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Assets plus the amount of any debt to which such Reference Assets is subject. For purposes of this Section 7.10(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any member of a group described in Section 7.10(a) that directly or indirectly owns any equity interests in OpCo ceases to be a member of such group (or the Corporate Taxpayer deconsolidates for U.S. federal income tax purposes from that group), then, except as otherwise agreed by the TRA Party Representatives representing more than 50% of the Relative Interests of the TRA Parties, such deconsolidated members of the group shall be treated prior to deconsolidation as having disposed of their directly or indirectly held equity of OpCo in a fully taxable transaction for consideration calculated in a manner consistent with the provisions of the preceding sentences. Notwithstanding anything to contrary set forth herein, if the Corporate Taxpayer, its successor in interest or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction described in Section 351 of the Code, pursuant to a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b) so long as the relevant successor is bound by the provisions of this Agreement.

Section 7.11 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the members, learned by the TRA Party heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates (including as a result of public reporting obligations), becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, an TRA Party reasonably believes that the existence of this Agreement could have material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party at its sole discretion and to the extent specified therein by such TRA Party, this Agreement (a) shall cease to have further effect with respect to such TRA Party, (b) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (c) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Tax Characterization and Elections. The parties intend that (a) each Exchange shall give rise to Basis Adjustments, and (b) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments, and the parties will not take any position on a tax return, audit, examination or other proceeding inconsistent with any of the intended tax treatment described in this Section 7.13 except upon an applicable contrary final Determination. The Corporate Taxpayer will ensure that, on and after the date hereof and continuing through the term of this Agreement, OpCo and each of its direct and indirect subsidiaries that it controls and that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code.

Section 7.14 TRA Party Representative. Any TRA Party Representative may resign upon thirty (30) calendar days’ written notice to the Corporate Taxpayer. All reasonable, documented out-of-pocket costs and expenses incurred by any TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the applicable TRA Party Representative. To the fullest extent permitted by law, none of the TRA Party Representatives, any of their Affiliates, or any of the TRA Party Representatives’ or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by a TRA Party Representative or any other Person with respect to OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the TRA Parties or in furtherance of the interests of the TRA Parties in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

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IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

INFINITY NATURAL RESOURCES, INC.

By:
Name: Zack Arnold
Title: President and Chief Executive Officer

TRA PARTIES:

[Signature Page to Tax Receivable Agreement]

Zack Arnold

David Sproule

Ian Costello

Ryan Warner

Britney Crookshanks

Gregory Pipkin

Michael E. Sproule

[Signature Page to Tax Receivable Agreement]

PEARL ENERGY INVESTMENTS, L.P.

By: Pearl Energy Investment GP, LP., its general partner

By: Pearl Energy Investment UGP, LLC, its general partner

By:
Name:
	Title:	Authorized Person

PEARL ENERGY INVESTMENTS III, L.P.

By: Pearl Energy Investment III GP, L.P., its general partner

By: Pearl Energy Investment III UGP, LLC, its general partner

By:
Name:
	Title:	Authorized Person

PEI INFINITY-S, L.P.

By: Pearl Energy Investment III GP, L.P., its general partner

By: Pearl Energy Investment III UGP, LLC, its general partner

By:
Name:
	Title:	Authorized Person

[Signature Page to Tax Receivable Agreement]

NGP XI US HOLDINGS, L.P.

By: NGP XI Holdings GP, L.L.C., its general partner

By:
Name:
Title: Authorized Person

[Signature Page to Tax Receivable Agreement]

Annex A

TRA Parties

TRA Parties	The Applicable TRA Party Representative

Exhibit A

Form of Joinder Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is between Infinity Natural Resources, Inc., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”),       (“Transferor”)       and       (“Permitted Transferee”).

WHEREAS, on      , Permitted Transferee shall acquire       percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [•], between the Corporate Taxpayer and each of the TRA Parties that are from time to time a party thereto (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by Transferor and Permitted Transferee, Transferor hereby transfers and assigns absolutely to Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, the Corporate Taxpayer, Transferor and Permitted Transferee have duly executed this Joinder as of the date first written above.

CORPORATE TAXPAYER:

INFINITY NATURAL RESOURCES, INC.

By:
Name:
Title:

TRANSFEROR:

TRANSFEROR

By:
Name:
Title:

PERMITTED TRANSFEREE:

PERMITTED TRANSFEREE

By:
Name:
Title:

Address for Notice to Permitted Transferee:

[Signature Page to Joinder Agreement]